Exhibit 99.1

MabVax Therapeutics Announces Closing of Financing

SAN DIEGO, April 6, 2015 — MabVax Therapeutics Holdings, Inc. (OTCQB: MBVX) (“MabVax” or “Company”), a clinical-stage cancer immunotherapy company, is pleased to announce that it has closed on gross proceeds of approximately $11.6 million in a private placement (the “Private Placement”) led by OPKO Health, Inc. (NYSE: OPK) and Dr. Phillip Frost, CEO and Chairman of OPKO Health.

Pursuant to the Private Placement, MabVax issued a total of 15,486,001 units at $0.75 per unit (the “Unit”) for total gross proceeds of $11,614,501 before issuance costs of approximately $500,000. Each Unit consists of one share of common stock and a 30-month warrant to purchase one-half of one share of common stock (the “Warrant”). The Warrants are exercisable at $1.50 per each whole share of common stock. Laidlaw & Company (UK) Ltd. acted as an advisor on the transaction.

Of the Units sold, approximately $6 million (including the funds provided by OPKO) will be held in escrow pending approval of certain matters to be submitted to stockholders for approval, including certain changes to the Board of Directors acceptable to one of the leading investors. Escrowed funds will be required to be returned to investors in the event that the conditions have not been met within 60 days of closing.

Commenting on the announcement, Dr. Phillip Frost, CEO and Chairman of OPKO Health, Inc., stated, “The target for MabVax’s first novel human antibody addresses important medical problems in need of better therapeutic solutions. The early data for its HuMab 5B1 antibody are encouraging and MabVax has a pipeline of dozens of novel antibody leads on its discovery platform from which it may select promising candidates to develop through clinical trials.”

“This financing will provide MabVax with funds to advance our pipeline of clinical products through several key milestones, and allow us to pursue additional preclinical research programs in our pipeline of which several are partnered with Memorial Sloan Kettering Cancer Center,” commented David Hansen, President and CEO of MabVax. “We are proud to have OPKO Health and biotech investor and entrepreneur, Dr. Phillip Frost, lead the financing. Their input will be invaluable as MabVax advances its business plan.”

MabVax intends to use the proceeds from the financing to initiate Phase 1 trials for its HuMab 5B1 antibody later this year and to further advance other novel human antibodies in its pipeline. The HuMab 5B1 antibody is being developed as both a diagnostic and therapeutic product targeting pancreatic and colon cancer.

In addition, MabVax currently has advanced Phase II trials ongoing for its recurrent sarcoma and ovarian cancer vaccines, and patient survival results are expected in the first half of 2016. These Phase II vaccine programs have received significant funding from the National Institute of Health (NIH).

The Company also has a Phase II-ready therapeutic vaccine for childhood neuroblastoma, which has been granted orphan drug designation by the FDA.

In conjunction with the Private Placement, Steven Rubin will be joining the advisory board of MabVax. Mr. Rubin is Executive Vice President and Director at OPKO Health, and serves on the Board of Directors of Cocrystal Pharma (OTCBB: COCP) and Neovasc, Inc. (NASDAQ: NVCN).

The securities sold in this financing have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About MabVax:

MabVax Therapeutics Holdings, Inc. is cancer immunotherapy company focused on the development of vaccine and antibody-based therapies to address unmet medical needs in the treatment of cancer. MabVax has discovered a pipeline of human monoclonal antibody products based on the protective immune responses generated by patients who have been immunized against targeted cancers with the Company’s proprietary vaccines. MabVax has the exclusive license to the therapeutic vaccines from Memorial Sloan Kettering Cancer Center. MabVax has two cancer vaccines targeting recurrent sarcoma and ovarian cancer in proof of concept Phase II multi-center clinical trials, and a vaccine targeting neuroblastoma ready for Phase II clinical development. Additional information about the Company is available at www.mabvax.com.

Forward Looking Statements:

This press release contains “forward-looking statements” regarding matters that are not historical facts, including statements relating to the Company’s development pipeline. We are unable to provide assurance that all of the product development candidates in the pipeline will be fully developed by the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the fiscal year ended December 31, 2014 (as amended April 2, 2015) and the Company’s Current Reports on Form 8-K filed March 26, 2015 and April 2, 2015. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

MabVax Therapeutics Investor Contact:

Robert B. Prag, President

The Del Mar Consulting Group, Inc.

858-794-9500

bprag@delmarconsulting.com

or

Scott Wilfong, President

Alex Partners, LLC

425-242-0891

scott@alexpartnersllc.com

Company Contact:

MabVax Therapeutics, Inc.

David Hansen, President and CEO

858-259-9405 × 301

dhansen@mabvax.com

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